EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A, Amendment No. 1 of our Independent Auditors' Report dated June 12, 2017 relating to the balance sheet of Building Bits Properties I, LLC. as of February 24, 2017, and the related statements of operations, member’s deficit, and cash flows as of February 24, 2017, and the related notes to the consolidated financial statements.

/s/ dbbmckennon

Newport Beach, California

September 1, 2017